Bradley Pharmaceuticals, Inc. and Subsidiaries

                  CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                 Years ended December 31,
                                                  1998             1997

Cash flows from operating activities
  Net Income                                 $    918,973    $   906,406
  Adjustments to reconcile net income to
    net cash provided by operating
    activities
      Depreciation and amortization             1,104,753      1,488,794
      Allowance for bad debts                     350,000        (10,000)
      Gain on sale of fixed assets                (38,610)          (534)
      Noncash compensation charges                 96,632          1,188
      Changes in operating assets and
        liabilities
          Accounts receivable                  (2,816,447)       997,181
          Inventory and prepaid samples
            and materials                        (156,486)       244,027
          Income taxes payable                    (49,400)       (59,344)
          Prepaid expenses and other              (41,735)        40,354
          Accounts payable                      1,186,995     (1,280,137)
          Accrued expenses                        438,697       (446,067)
                                               -----------    -----------
Net cash provided by operating activities         993,372      1,881,868
                                               -----------    -----------

Cash flows from investing activities
  Investments in trademarks, patents and
    other intangible assets                      (646,994)      (123,102)
  Proceeds from disposition of common stock
    of ITG Laboratories, Inc.                         -           13,500
  Purchase of property and equipment             (242,955)       (85,282)
  Proceeds from sale of fixed assets               93,400            800
                                               -----------    -----------
Net cash used in investing activities            (796,549)      (194,084)
                                               -----------    -----------
Cash flows from financing activities
  Payment of notes payable                       (100,697)    (2,252,382)
  Borrowings from revolving credit line, net    1,125,946      1,269,757
  Proceeds from exercise of stock options           11,388         40,010
  Purchase of treasury stock, net                (329,685)      (231,198)
                                               -----------    -----------
    Net cash provided by (used in)financing
      activities                                  706,952     (1,173,813)
                                               -----------    -----------
    NET INCREASE IN CASH AND CASH
      EQUIVALENTS                                 903,775        513,971

Cash and cash equivalents at beginning of
  year                                            513,971            -
                                               -----------    -----------
Cash and cash equivalents at end of year      $ 1,417,746    $   513,971
                                               ===========    ===========
Supplemental disclosures of cash flow
  information:
    Cash paid during the year for:
      Interest                                $   152,000    $   156,000
      Income taxes                                169,000        105,000

The Company financed a portion of the purchase of BRONTEX(R) (See Note B-6)

The accompanying notes are an integral part of these statements.



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